Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Announces Overview of Presentations

at the American Thoracic Society Meeting

Plymouth Meeting, PA, May 15, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced the presentation with collaborators of five preclinical and clinical research studies, covering the breadth of its respiratory programs, at the upcoming 99th International Conference of the American Thoracic Society being held in Seattle, Washington, May 16-21.

The studies to be presented include:

❑	“Increased Expression of Interleukin (IL)-9 Receptor and the Calcium-Activated Chloride Channel hCLCA1 in Bronchial Mucosa of Cystic Fibrosis Patients,” describes the upregulation of Genaera’s mucroregulator target, the human calcium-activated chloride channel (hCLCA1), and its relationship to mucus overproduction, in patients with cystic fibrosis.

❑	“Systemic Administration of Blocking IL-9 Antibody Inhibits Airway Hyperresponsiveness, Eosinophilia and Lung Cytokine Expression in Ovalbumin Model of Asthma,” highlights the potential beneficial effect of using an anti-interleukin-9 (IL-9) antibody to prevent or treat asthma, which is being developed in partnership with MedImmune, Inc.

❑	“IL-9 Modulates the Proliferative Response but Not the Secretory Function of Human Airway Smooth Muscle Cells,” examines IL-9 direct effects on secretory and proliferative responses in airway smooth muscle cells from asthma patients.

❑	“Attenuation of Endotoxin-Induced Mucus Hypersecretion and Airway Inflammation by MSI-2216, a Calcium-Activated Chloride Channel Inhibitor,” describes the beneficial effect of MSI-2216, a second-generation mucoregulator compound developed at Genaera, on mucus overproduction and airway inflammation.

❑	“Aminosterols, a Novel Class of Compounds, Inhibit Airway Hyperresponsiveness and BAL Eosinophilia in a Murine Asthma Model,” demonstrates the potential use of anti-inflammatory aminosterols in preventing and treating asthma, a research stage program supported by a Phase II

SBIR grant from the National Heart, Lung and Blood Institute of the National Institutes of Health.

Genaera anticipates providing additional details of the studies at the times of their presentations. Abstracts for the studies are currently available at the Genaera Corporation website www.genaera.com/corporatecalendar2003.htm or at the American Thoracic Society website www.thoracic.org.

Since 1996, Genaera has maintained a respiratory product development program designed to discover and develop treatment alternatives for respiratory diseases. These respiratory diseases have in common the over production of mucus secretions and an underlying inflammatory process. Through genomics research, the Company has concentrated efforts on determining the manner in which genes specifically impact respiratory disease. Genaera believes that pharmaceutical products developed for use against these specific genomics-based targets have the potential for greater effectiveness and fewer side effects than pharmaceutical products developed through more traditional processes. More than 50 million patients in the United States suffer from some form of respiratory disease, including, respiratory allergies, asthma, chronic bronchitis, other chronic obstructive pulmonary diseases (COPD), and upper airway diseases such as chronic sinusitis.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

###